Exhibit 4.15

(English Translation)

Restructuring Agreement

between

China United Telecommunications Corporation

and

Unicom New World Telecommunications Corporation Limited

November 4, 2003

TABLE OF CONTENTS

1.	Definitions

2.	Restructuring of Project Assets and Interests in China

3.	Representations, Warranties and Covenants

4.	Taxation

5.	Non-Competition

6.	Further Consents

7.	Mutual Indemnification and Guarantee

8.	Ownership of Profits

9.	Document Transfer

10.	Force Majeure

11.	Confidentiality

12.	No Waiver

13.	Notices

14.	Governing Law

15.	Dispute Resolution

16.	Effectiveness; Miscellaneous

Restructuring Agreement

This Restructuring Agreement (the “Agreement”), dated November 4, 2003, is entered into in Beijing, the People’s Republic of China (“China” or “PRC”), by and between the following two parties:

(1)           China United Telecommunications Corporation (“Unicom Group”) Address: Huang Cheng Hotel, No.15, Yangfangdian Road, Haidian District, Beijing, China

Legal Representative: Wang Jianzhou

(2)           Unicom New World Telecommunications Corporation Limited (“Unicom New World”) Address: Room 1009, 10th Floor, Tower 1, No. 18, Jian Guo Men Nei Avenue, Dongcheng District, Beijing, China

Legal Representative: Wang Jianzhou

WHEREAS:

(1)           Unicom Group is a duly organized and validly existing corporation engaged in integrated telecommunications services in accordance with PRC law.

(2)           Unicom New World is a duly organized and validly existing corporation wholly owned by Unicom Group at the time of incorporation in accordance with PRC law, established with a registered capital of RMB2,054,769,800. It operates mobile telecommunications services in 9 provinces (autonomous regions), namely, Shanxi, Neimenggu, Hunan, Hainan, Yunnan, Tibet, Gansu, Qinghai and Ningxia.

(3)           Unicom Group intends to inject all its equity interests in Unicom New World into China Unicom Limited (“Unicom Red Chip Company”) through a wholly owned overseas company.

NOW THEREFORE, on the basis of equality and mutual benefit, after friendly consultations, Unicom Group and Unicom New World agree as follows:

1.             Definitions

Unless stated otherwise, in the Agreement:

Assets Assessment Report

shall mean the Assets Assessment General Report for the Intention of Establishment of Unicom New World Telecommunications Corporate Limited by China United Telecommunications Corporation (Zhong Qi Hua Ping Bao Zi [2003]139), which is made by Zhong Qi Hua Asset Evaluation Company and approved by the Committee of Management of State-owned Assets under the State Council (Guo Zi Chan Quan Han [2003]314), with June 30, 2004 as the assessment reference date.

Auditor’s Report

shall mean the financial statements and audit report (Pu Hua Yong Dao Te Shen Zi [2003]123) issued by PricewaterhouseCoopers Zhong Tian Accountants Firm for Unicom New World Telecommunications Corporation Limited for 2002 and the six months period ended June 30, 2003.

Unicom Group	China United Telecommunications Corporation

Unicom Red Chip Company	China Unicom Limited

CUCL	China Unicom Corporation Limited

Unicom New World	Unicom New World Telecommunications Corporation Limited

Unicom New World (BVI)	Unicom New World (BVI) Limited

Project Assets and Interests in China

shall mean related assets, rights and liabilities injected by Unicom Group into Unicom New World, i.e. all assets and interests listed in the Assets Assessment Report, and all contracts, agreements, certificates, business operation information, documents and files, land use rights and housing ownership rights in connection with such assets and interests, and all interests thereof, together with all interests and income generated by such assets and interests since June 30, 2003.

Listed Business	shall mean any telecommunications business and other related businesses, wholly or partially owned, managed or operated directly or indirectly by Unicom Red Chip and/or Unicom New World at any time.

Competing Business	shall mean any business or activity which results or may result in any direct or indirect commercial competition with the Listed Business.

Unassigned Contracts	shall mean the unassigned contracts defined in article 2.10 under the Agreement.

Restructuring Effective Date	shall mean the date of incorporation of Unicom New World, i.e., November 4, 2003.

Unless stated otherwise herein, “provisions” mean only those hereunder. The titles and headings used are for convenience only and are not to be considered in construing or interpreting the Agreement.

2.             Restructuring of Project Assets and Interests in China

2.1           Unicom Group and Unicom New World (collectively, the “Parties”) hereby agree to assign the Project Assets and Interests in China to Unicom New World pursuant to the provisions and conditions of the Agreement.

2.2           Pursuant to the Restructuring, Unicom Group assigns net assets and related interests being RMB2,054,769,800 to Unicom New World.

2.3           Both Parties agree and confirm the assignment of the Project Assets and Interests in China, including the land use rights and real estate titles to be assigned to Unicom New World pursuant to the Restructuring.

Both Parties confirm such land use rights and real estate titles have been appraised to be Unicom Group’s investment in Unicom New World.

2.4           Unless otherwise provided herein, Unicom New World shall own and control the Project Assets and Interests in China free of any liens, security or any other third party interests, and be responsible for related liabilities on and after the Restructuring Effective Date.

2.5           Both Parties hereby agree and confirm that Unicom Group shall undertake all the responsibilities for any agreements, arrangements, liabilities or obligations in connection with the following matters, while Unicom New World shall not bear any of such responsibilities:

2.5.1        Any rights of Unicom Group’s employees (including the employees transferred to Unicom New World), in connection with any of Unicom Group’s salary funds or benefits funds at any time prior to the Restructuring Effective Date; and

2.5.2        Any capital contribution agreements or arrangements made between Unicom Group and its employees prior to the Restructuring Effective Date.

2.6           Pursuant to the Restructuring, certain employees of Unicom Group shall be transferred to Unicom New World on the Restructuring Effective Date. Unicom Group shall permit any such employee to occupy his or her current residence (owned by Unicom Group) under the same conditions as before the Restructuring Effective Date until his or her employment by Unicom New World is terminated. In the event that any such employee decides to exercise his or her option to purchase his or her current residence as permitted by the PRC government’s policies or regulations on housing reform, Unicom Group shall bear all the costs or losses arising from the sale of the residence (excluding any expenses to be paid by such employee as required by laws or regulations).

2.7           For the purpose of arranging the Restructuring pursuant to the provisions hereunder and to handle effectively all the related existing and remaining matters, both Parties hereby agree and confirm that all the activities in connection with the Restructuring shall be legally binding on each Party hereto.

2.8           Both parties agree to make their best efforts to complete as early as possible all the Restructuring matters remaining after the Restructuring Effective Date. Both Parties agree to take all actions, including, but not limited to, executing or causing others to execute any documents, applying and obtaining any approvals, consents or permits, and registering, listing or filing any proceeding documents, so as to ensure the full implementation of the Restructuring. As for any related matters not referred hereto, both parties shall consult with each other in a friendly fashion and handle them in an appropriate manner.

2.9           In the event that there is any lawsuit or arbitration, caused by any matters that happened prior to the Restructuring Effective Date, in connection with the Project Assets and Interests in China assigned to Unicom New World, both Parties shall participate in such lawsuit or arbitration, exercise their rights and Unicom Group shall undertake related responsibilities, and take all proper and reasonable actions permitted by the court or arbitrator so as to protect the interests of both Unicom Group and Unicom New World against such lawsuit or arbitration.

2.10         All existing contracts and agreements, with Unicom Group or any of its subsidiaries as a party and in connection with the Project Assets and Interests in China, shall be assigned to Unicom New World on the Restructuring Effective Date.

For the purpose of changing the titles of such contracts or agreements, both Parties have entered into agreements and/or letters of consent with other participating parties.

In the event that some of such contracts have not yet been agreed by certain other participating parties to be assigned from Unicom Group to Unicom New World because of such reasons as time or quantity (“Unassigned Contracts”), both Parties agree as follows:

2.10.1      Unicom Group shall hold the Unassigned Contracts after the Restructuring Effective Date and perform, in the name of Unicom Group, its obligations thereunder to the other participating parties thereto, while all Unicom Group’s rights or obligations thereunder and all the consequent profits or losses, unless otherwise specified herein, shall belong to Unicom New World. Unicom Group agrees that it shall receive or hold any interests thereunder, including, but not limited to, goods and money, on behalf of Unicom New World, who is the owner of such interests. Unicom Group shall deliver such interests to Unicom New World at Unicom New World’s requests;

2.10.2      Unicom Group shall exercise and perform, strictly under Unicom New World’s instructions from time to time, its rights and obligations under the Unassigned Contracts, and shall not alter or terminate any Unassigned Contracts without Unicom New World’s prior written consent; notwithstanding the fact that Unicom Group holds the Unassigned Contracts as a trustee of Unicom New World, the latter shall not directly claim any rights against other participating parties thereto, unless consented by such other participating parties;

2.10.3      Any reasonable expenses incurred by Unicom Group in performing the obligations under 2.10.1 herein shall be reimbursed by Unicom New World, excluding those arising from Unicom Group’s negligence or fault or any other factors caused by Unicom Group;

2.10.4      During the time when Unicom Group holds or performs any Unassigned Contract as a trustee of Unicom New World pursuant to the provisions hereunder, in the event that there are any losses incurred by Unicom New World resulting from Unicom Group’s negligence or fault or any other factors caused by Unicom Group, prior to or after the Restructuring Effective Date, including, but not limited to, lawsuit costs and indemnification, Unicom Group shall make adequate, effective and timely indemnification to Unicom New World against such loss; and

2.10.5      In the event that Unicom New World needs Unicom Group to exercise, in the latter’s name, its rights under any Unassigned Contract, including filing lawsuits or arbitration or taking other necessary actions, Unicom Group should assist Unicom New World by so doing in exercising such rights.

2.11         Each Party agrees to bear its own expenses hereunder, unless specified otherwise herein.

3.             Representations, Warranties and Covenants

3.1           Each Party hereto makes to the other Party the following representations, warranties and covenants:

3.1.1        It is an independent legal person organized under PRC law. It has its valid business license and full rights to operate within the business scope described in the license;

3.1.2        It has the full legal rights, power and authorization to execute this Agreement and perform its responsibilities and obligations hereunder; and

3.1.3        No provision hereunder violates any of its organizational documents, PRC laws and regulations, and any third-party agreements.

3.2           Unicom Group makes to Unicom New World the following representations, warranties and covenants:

3.2.1        Unicom Group is the legitimate owner of the Project Assets and Interests in China, upon which Unicom Group has no lien, security, debts or other third-party interests (except for those disclosed in the Assets Assessment Report and the Auditor’s Report);

3.2.2        Unicom Group agrees to execute this Agreement and perform its responsibilities and obligations hereunder, including, but not limited to, the assignment of the Project Assets and Interests in China to Unicom New World; such assignment does not violate any of Unicom Group’s organizational documents, agreements or contracts of which Unicom Group is a participating party, and applicable laws and regulations;

3.2.3        Unicom Group has taken all necessary actions, including, but not limited to, executing agreements, adopting resolutions, filing and obtaining approvals, and has acquired all the necessary approvals from the state government, provincial and municipal governments and relevant supervisory authorities for the purpose of effectively assigning the Project Assets and Interests in China to Unicom New World;

3.2.4        The Auditor’s Report truthfully and impartially reflects the aggregate profits and net assets injected into Unicom New World’s Asset Injection Project for fiscal year as of December 31, 2002 and the six months period ended June 30, 2003. The Auditor’s Report fully provides and discloses all obligations (notwithstanding whether they are existing or not, indirect or disputable, including financial lease undertaking obligations, pension obligations), and all outstanding capital undertaking and all bad and non-performing debts.

3.2.5        Since the Assessment Reference Date, Unicom Group has been managing in a proper manner all the assets and liabilities in connection with the Project Assets and Interests in China and operating in a proper manner all the related business, and there has been no material adverse changes in the content and value of such assets and liabilities;

3.2.6        Except for the liabilities in connection with the Project Assets and Interests in China which have been disclosed in the Assets Assessment Report and the Auditor’s Report and the debts generated in the regular business operation after the Assessment Reference Date as stated in the Auditor’s Report, Unicom New World has no other actual, liquid or contingent debt, including any guaranteed debt, or liability to undertake;

3.2.7        Unicom Group handles the Project Assets and Interests in China and operates all the related business in accordance with all applicable PRC laws and regulations, and has taken no illegal actions that may bring Unicom New World any material loss;

3.2.8        Unicom Group has not violated any provisions of any material contracts or agreements related to the Project Assets and Interests in China injected into Unicom New World;

3.2.9        The operation of the Project Assets and Interests in China has not been affected or interrupted by any shortage of facilities or resources, such as electricity, or any other factors;

3.2.10      Unicom Group has not violated any third party’s patents, copyrights, trademarks, titles or other registered or unregistered industrial or intellectual copyrights. Unicom Group shall bear the responsibility for indemnification in the event of any claims arising from Unicom New World’s use of the Chinese and English names of “Unicom”;

3.2.11      As of the execution date of this Agreement, Unicom Group and its subsidiaries have not engaged in any Competing Business in any manner in China (including, but not limited to, proprietorship, equity or cooperative joint venture, or directly or indirectly possessing other companies’ shares or other interests, unless via China Unicom Corporation Limited (“CUCL”) and Unicom New World), except for the existing Competing Business stipulated in the prospectus of Unicom Red Chip Company issued on June 30, 2000;

3.2.12      There is no material ongoing, pending or threatened lawsuit, arbitration or other legal proceeding related to Unicom Group (whether as a plaintiff, defendant or any other identity) and in connection with the Project Assets and Interests in China injected into Unicom New World by Unicom Group, nor any claim or fact of material importance to the Restructuring that may result in any claim which may have a material impact on Unicom New World’s operations or financial conditions;

3.2.13      After the Restructuring Effective Date, all existing or future business licenses, consents, permits and approvals (including Unicom Group’s licenses for telecommunications business) obtained from the Ministry of Information Industry and other state telecommunications authorities and other government authorities, other allocated and/or acquired resources (including but not limited to such resources as spectra, frequencies, numbers, trademarks and titles) related to Unicom New World’s Listed Business are also applicable to Unicom New World. Unicom Group shall obtain in accordance with law, continue to hold, retain and renew such business licenses, consents, permits and approvals and other resources for the sole benefit of Unicom New World’s Listed Business, and shall not conduct any action or inaction which may adversely affect the legality, validity and continuity of such business licenses, consents, permits and approvals and other resources or which may impair Unicom New World’s ability in operating Listed Business in accordance with PRC laws and regulations. Unicom Group shall take all action or inaction to obtain, maintain, retain, renew or extend such business licenses, consents, permits and approvals, and for the legality, validity and continuity of such business licenses, consents, permits and approvals and other resources and the ability of Unicom New World in operating Listed Business in accordance with PRC laws and regulations;

3.2.14      To meet the operating needs of Unicom New World’s Listed Business, Unicom Group shall arrange to allow Unicom New World to participate in its existing or future roaming and settlement arrangements set up with third parties in accordance with industry rules;

3.2.15      After the Restructuring Effective Date, (i) Unicom Group shall have the obligation to assist Unicom New World in obtaining the real estate title certificates in connection with the Project Assets and Interests in China. In the event that Unicom New World fails to acquire such certificates for any reasons, Unicom Group shall indemnify Unicom New World for all resulting losses, indemnities, payments, fees, expenses, or claims; and (ii) Unicom Group shall provide Unicom New World, other than the Project Assets and Interests in China, certain other assets and related services (including but not limited to those ensuring the continuous use by

Unicom New World of any premises owned by Unicom Group for which documentation of its relevant rights has not yet obtained, for three years after the Restructuring Effective Date). Unicom Group has the full legal rights, power and authorization to make such arrangements. In the event that there is any dispute regarding the usage by Unicom New World or its branches/subsidiaries of such assets or the related services that has resulted in the failure of Unicom New World or its branches/subsidiaries in exercising their relevant rights or caused damages to Unicom New World or its branches/subsidiaries, Unicom Group agrees to indemnify Unicom New World or its branches/subsidiaries for all consequent losses, indemnities, payments, fees, expenses, or claims;

3.2.16      Should Unicom New World deem it necessary, Unicom Group shall continue to provide financial support to Unicom New World; and

3.2.17      Unicom Group shall, at Unicom New World’s request from time to time, make available to Unicom New World or its branches/subsidiaries certain of its own assets and assets of which use rights have been obtained from certain third parties (including premises and related facilities). In the event that there is any dispute for any reason and under any circumstance regarding Unicom Group’s property rights or use rights of such assets that has resulted in Unicom New World’s failure in exercising its relevant rights or resulted in damages to Unicom New World, Unicom Group agrees to indemnify Unicom New World for all resulting claims.

3.3           All representations, warranties and covenants herein are separate and independent, and not subject to any other provisions or contents herein, unless stipulated otherwise herein.

3.4           In the event that Unicom New World finds Unicom Group has defaulted on any representations, warranties or covenants herein, Unicom New World shall be entitled to claim an indemnity against Unicom Group; Unicom Group agrees to indemnify Unicom New World, within thirty (30) days after it receives a notice for indemnity from Unicom New World, for all direct and indirect losses, fees or liabilities arising from such default by Unicom Group.

4.             Taxation

4.1          “Taxes” stipulated in Section 4.2 herein means all the taxes collected by or paid to state, provincial and local government authorities, including, but not limited to, taxation on gross or net profit, income, sales, acquisitions, patents and other intellectual property rights, tangible or intangible assets, chattel or estate (including sales, assignments, bestowal, disposals, possession, usage or occupancy of such), including, but not limited to, income tax, sales tax, value-added tax, consumption tax, tariff, stamp duty, deductions and withholding tax, and also include the following:

4.1.1        Any tax collected or paid based on contractual packages or in other similar methods;

4.1.2        Any additional or double-levied tax, whether such tax results from the deficiency of the previously collected or paid tax or the tax credits generated by previously collected or paid tax are unjustifiable or illegitimate; and

4.1.3        Any penalties, interest, delinquency charges or any other payables, but not including any tax to be paid which has been listed in financial statements.

4.2           Unicom Group will assume the following:

4.2.1        All taxes generated by the operation of the Project Assets and Interests in China, or any other assets assigned to Unicom New World, prior to the Restructuring Effective Date, whether such taxes are levied or payable before or after the Restructuring Effective Date; and

4.2.2        All taxes generated prior to or after the Restructuring Effective Date by assets, rights, debts or obligations (and the relevant operations) owned but not stipulated in the Assets Assessment Report and the Auditor’s Report.

4.3           Unicom Group agrees to indemnify Unicom New World as follows:

All taxes stipulated in Section 4.2 above and their related claims, lawsuits, losses, indemnities, payments, fees or expenses, including, but not limited to, all payments, fees and expenses arising from or associated with enforcements of judgments or settlements of such claims or lawsuits.

5.             Non-Competition

Unicom Group hereby covenants to Unicom New World that, once the shares of Unicom Red Chip Company are listed, Unicom Group, as a controlling shareholder of Unicom Red Chip Company and the coordinator of other controlling shareholders in accordance with laws or listing rules of such listing place, shall not engage or participate in, and shall prevent its subsidiaries from engaging or participating in, any Competing Business in China, except for the existing Competing Business or cellular telephony services based on CDMA technology, in any form (including, but not limited to, proprietorship, equity or cooperation joint venture, or directly or indirectly possessing other companies’ shares or interests, unless via Unicom Operating Company and/or Unicom New World). In the event that Unicom Group and/or any of its subsidiaries engages or participates in, at any time and in any place within China, operations or activities that have become a Competing Business, except for the existing Competing Business or cellular telephony services base on CDMA technology, Unicom Group shall terminate and/or cause its subsidiaries to terminate the engagement, participation, management and operation of such Competing Business.

6.             Further Consents

6.1           After Unicom Group has assigned all of its shares in Unicom New World to Unicom New World (BVI) Limited (“New World BVI”), Unicom New World shall then become a wholly owned foreign proprietorship company of New World BVI, and this agreement shall remain binding on Unicom Group and Unicom New World.

6.2           If Unicom Red Chip Company needs to further restructure Unicom Operating Company and Unicom New World, then this Agreement shall be binding on such company which shall be a successor to the assets, interests and businesses of Unicom New World. Representations, warranties and covenants made by Unicom Group to Unicom New World shall be deemed to be made to such company which shall be a successor to the assets, interests and businesses of Unicom New World.

7.             Mutual Indemnification and Guarantee

7.1           Except for liabilities specified in the Assets Assessment Report and the Auditor’s Report to be borne by Unicom New World, Unicom Group shall bear all the liabilities (including contingent liabilities) related to the Project Assets and Interests in China and other assigned assets and interests and all the indemnities arising from the Restructuring. Unicom New World assumes no responsibilities, rights or interests related to other assets, rights and liabilities (including contingent liabilities) owned by Unicom Group pursuant to the Restructuring.

7.2           Unicom Group agrees to make unlimited indemnities to Unicom New World as follows:

7.2.1        Any claims (excluding those related to taxation) of Unicom New World arising from or related to (i) the failure to disclose certain assets or liabilities in the financial statements prior to the Restructuring Effective Date or (ii) assets and liabilities retained or held by Unicom Group;

7.2.2        Any claims arising from or related to Unicom Group’s negligence or mismanagement in respect of the Project Assets and Interests in China prior to the execution date of this Agreement (unless any such claim is specified in the Assets Assessment Report); and

7.2.3        At any time:

(a)           Any claims arising from Unicom Group’s failure to inject any related assets or liabilities into Unicom New World pursuant to the Restructuring and this Agreement; and

(b)           Any claims arising from Unicom Group’s breach of any provision hereunder.

7.3           Unicom New World agrees to indemnify Unicom Group for any claim arising from Unicom New World’s breach of any provision hereunder.

7.4           Claims specified in Sections 7.2 and 7.3 above include but are not limited to all payments, fees and expenses generated in or related to the handling of such claims or the enforcement of judgments or decisions thereof. However, any lawsuits, claims, payments, fees and expenses resulting from or relating to the deliberate breach of this Agreement, fraud or negligence by the party claiming such indemnity are not included hereunder.

7.5           Any indemnity claim from any Party hereto should be presented in written form and with a description of the facts and status of the claim in reasonable detail.

7.6           Unicom Group hereby agrees to forward to Unicom New World any payment that belongs to Unicom New World after the Restructuring Effective Date within seven (7) days after Unicom Group receives such payment from any third party.

7.7           Pursuant to the Restructuring, some of Unicom Group’s employees shall be transferred to Unicom New World together with various social securities attached thereto. Unicom New World shall sign an employment contract with each of such employees as required by law, and provide such employee with all required benefits such as social security, medical insurance and retirement plans in accordance with the applicable PRC laws. Unicom Group agrees that Unicom New World shall not be responsible for any liabilities incurred in the period of such employee’s employment in Unicom Group. Unicom Group shall indemnify Unicom New World in the event that such liabilities result in Unicom New World’s loss.

8.             Ownership of Profits

Both Parties hereby agree that, after the Restructuring Effective Date, profits generated by businesses related to the Project Assets and Interests in China shall belong to Unicom New World.

9.             Document Transfer

Unicom Group shall transfer to Unicom New World the originals of all the contracts, deeds, agreements, letters of undertaking, letters of guarantee, insurance policies and all other relevant documents related to the Project Assets and Interests in China.

10.          Force Majeure

Should an unforeseeable, unavoidable and uncontrollable event of force majeure cause either Party hereto to be unable to perform its obligations hereunder, such party shall inform the other party of the situation, and provide within 15 days the relevant detailed information and a document discussing the reasons for the total inability or partial inability or necessary delay in continuing to perform the obligations hereunder. Both Parties shall consequently consult with each other in consideration of the degree such event of force majeure has affected the performance of such obligations so as to decide whether to terminate or partially relieve or delay the performance of such obligations.

11.          Confidentiality

Unless required otherwise by law or by supervisory authorities or for the purpose of acquisition, each party hereto shall not provide or disclose, without written permission from the other party, to any company, enterprise, organization or individual any information and materials regarding the other party.

12.          No Waiver

Unless required otherwise by law, any party’s failure or delay in exercising any of its rights, power or privileges hereunder shall not be construed as any waiver of such rights, power or privileges. Any partial exercising of such rights, power or privileges shall not impair any further exercising of such rights, power or privileges.

13.          Notices

Notices given in connection with this Agreement shall be transmitted in written form by hand delivery, facsimile or mail. If hand-delivered, it shall be deemed effectively delivered on the date it is actually delivered to the other Party. If sent by facsimile, it shall be deemed effectively delivered at the time the transmission report indicates that the message was completely transmitted. If sent by mail, it shall be deemed effectively delivered three business days (postponed automatically for public holidays) after the date of mailing. Any notice shall become effective upon delivery.

The Parties’ addresses are as follows:

China United Telecommunications Corporation	Unicom New World Telecommunication Corporation Limited

Contact Person: Yi Yongji	Contact Person: Song Xiaoxi

Address: Room 1167, 11/F, No. 133A, Xidan North Street, Xicheng District, Beijing, China	Address: 828, 8th Floor, No. 133A, Xidan North Avenue, Xicheng District, Beijing, China

Postal code:100032	Postal code:100032

14.          Governing Law

This Agreement and its interpretation and enforcement shall be governed by the laws of the People’s Republic of China.

15.          Dispute Resolution

In the event that there is any dispute regarding the effectiveness, interpretation or performance of this Agreement, both Parties hereto shall first endeavor to resolve such dispute through friendly consultations. In the event that such dispute fails to be resolved within thirty (30) days after its occurrence, any Party may bring up a suit to a PRC Court in a relevant jurisdiction.

16.          Effectiveness; Miscellaneous

16.1         This Agreement shall become effective immediately after being executed and sealed by both Party’s legal representatives or their authorized persons.

16.2         This Agreement is severable. In the event that any provision hereof is determined to be unlawful or unenforceable, it shall not affect the effectiveness and enforcement of the other provisions hereof.

16.3         If mutually agreed upon, any amendments or supplements to this Agreement and related appendices may be made by both Parties and shall become effective after being executed and sealed by both Parties’ legal representatives or their authorized persons.

16.4         Each Party shall not transfer any of its rights and obligations hereunder to any third party without the written consent of the other party.

16.5         This agreement shall be executed by the Parties hereto in six (6) original counterparts. Each of the originals is equally effective.

Signature page follows:

China United Telecommunications Corporation  (corporate seal)

By:	/s/ Wang Jianzhou
(The signature of legal representative or authorized representative)

Unicom New World Telecommunications Corporation Limited  (corporate seal)

By:	/s/ Tong Jilu
(The signature of legal representative or authorized representative)